KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Companies Prices $30 Million of Senior Notes

Kingston, New York—December 14, 2017-- Kingstone Companies, Inc. (NASDAQ: KINS) (the "Company" or "Kingstone") today announced that it has priced an offering of $30 million aggregate principal amount of 5.50% Senior Unsecured Notes due 2022 (the "Notes"). The price to purchasers was 99.456% of the principal amount of the Notes representing a yield-to-maturity of 5.625%. The offering is expected to close on December 19, 2017.

The Company intends to use the net proceeds of the offering primarily to support organic growth, including contributions to Kingstone Insurance Company, and for general corporate purposes.

Sandler O'Neill & Partners, L.P. is acting as the underwriter for the offering.

Additional Information Regarding the Offering

The Notes will be issued pursuant to an effective shelf registration statement (File No. 333-221615) (including base prospectus), a preliminary prospectus supplement filed with the Securities and Exchange Commission (the "SEC"), and a final prospectus supplement to be filed with the SEC. Copies of the final prospectus supplement and accompanying base prospectus relating to the Notes offering, when available, can be obtained without charge by visiting the SEC's website at www.sec.gov, or may be obtained from Sandler O'Neill + Partners, L.P., 1251 Avenue of the Americas, 6th Floor, New York, New York 10020, Attn: Syndicate Operations, Telephone Number: 1-866-805-4128.

Disclaimer About This Release

This press release is for informational purposes only and does not constitute an offer to sell, a solicitation of an offer to buy, any securities. There will be no sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offering of the Notes is being made only by means of a written prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Texas, Massachusetts and Rhode Island. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Pennsylvania and Rhode Island.

Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR RELATIONS CONTACT:
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319